CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
January 1, 1995 to September 30, 1996
(unaudited)

                                                   Capital    Unrealized
                                                   in Excess    Gains
                                        Common     of Stated  (Losses)   Retained     Treasury
                                         Stock       Value    Investmen  Earnings      Shares        Total
Balance January 1, 1995               $1,829,000   $4,979,000    $      $20,999,000  ($1,378,000) $26,429,000
   Net income 9 months ended 9/30/95       ---         ---        ---     2,888,000       ---       2,888,000
  Shares of common stock issued in
    connection with stock grants,
    & exercise of stock options            ---          7,000     ---        64,000      176,000      247,000
  Purchase of treasury shares              ---         ---        ---        ---        (417,000)    (417,000)
  Cash dividends paid                      ---         ---        ---      (327,000)      ---        (327,000)
  Unrealizeed gains-short-term invest-
   ments,net of deferred income taxes      ---         ---      34,000       ---          ---          34,000
  Equity in other capital changes of
    First Indiana Corporation, net of
    deferred income taxes                  ---         ---        ---        66,000       ---          66,000
                                        --------     --------  --------    --------     --------     --------
Balance September 30, 1995             1,829,000    4,986,000   34,000   23,690,000   (1,619,000)  28,920,000

    Net income 3 months ended 12/31/95     ---         ---        ---       470,000        ---        470,000
  Shares of common stock issued in
    connection with stock grants,
    & exercise of stock options            ---                    ---        20,000                    20,000
  Unrealized gains-short-term invest-
   ments,net of deferred income taxes      ---         ---      38,000       ---          ---          38,000
  Equity in other capital changes of
    First Indiana Corporation, net of
    deferred income taxes                  ---         ---        ---        50,000        ---         50,000
                                        --------     --------  --------    --------     --------     --------
Balance December 31, 1995              1,829,000    4,986,000   72,000   24,230,000   (1,619,000)  29,498,000

   Net income 9 months ended 9/30/96       ---         ---        ---     1,404,000        ---      1,404,000
  Shares of common stock issued in
   connection with restricted grants,
   and exercise of stock options           ---         35,000     ---        50,000      120,000      205,000
  Purchase of Treasury Shares              ---         ---        ---        ---        (237,000)    (237,000)
  Cash dividends paid                      ---         ---        ---      (409,000)      ---        (409,000)
  Unrealized losses-short-term invest-
   ments, net of deferred income taxes     ---         ---     (87,000)      ---          ---         (87,000)
  Equity in other capital changes of
    First Indiana Corporation, net of
    deferred income taxes                  ---         ---        ---        (4,000)       ---         (4,000)
                                        --------     --------  --------    --------     --------     --------
Balance September 30, 1996            $1,829,000   $5,021,000 ($15,000) $25,271,000  ($1,736,000) $30,370,000
                                       =========    ========= =========   =========    =========    =========

See accompanying Notes to Consolidated Financial Statements.

                                                 -5-